Exhibit 99.1.3

              NEW WORLD COMPLETES $15 MILLION SENIOR DEBT FINANCING
               - BERWIND FINANCIAL AND RODMAN & RENSHAW SERVE AS
                              INVESTMENT BANKERS -

EATONTOWN,   N.J.,   Sep  1,  1999   /PRNewswire   via   COMTEX/  --  New  World
Coffee-Manhattan Bagel Inc. (Nasdaq: NWCID) today announced that it has it has completed a $15 million senior debt financing with BankBoston, NA.

Proceeds will be utilized to repay the BET Associates, L.P. senior debt; to repurchase the Manhattan Bagel Company Unsecured Creditors Trust note at an $850,000 discount; to partially finance the Chesapeake Bagel Bakery acquisition completed yesterday; as well as for working capital and general corporate purposes.

Berwind Financial and Rodman & Renshaw acted as the Company's investment bankers on the financing. Rodman & Renshaw is expected to continue to provide investment banking services to New World.

Under the new financing, BankBoston will provide a $12 million term loan and a $3 million revolving credit line. "The term loan allows us to refinance our senior debt at a significantly more favorable rate and amortization schedule than under our prior agreements, which provides us with substantially more operational flexibility," said New World Chief Financial Officer Jerold Novack. "In addition, unlike our previous senior financing, there is no equity component to the BankBoston agreement."

New World Coffee-Manhattan Bagel Inc. currently owns, operates, franchises or licenses stores under its three brands in 28 states. The Company is vertically integrated in bagel dough and cream cheese manufacturing, and coffee roasting, with plants in New Jersey, California and Connecticut.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company's SEC filings.

CONTACT: Ramin Kamfar of New World Coffee-Manhattan Bagel, 732-544-0155, ext. 108, ramink@bgls.com; or Bill Parness of Parness & Associates Public Relations, 732-290-0121, bparnes@netlabs.net, for New World Coffee-Manhattan Bagel